Exhibit 99.1

For More Information, Contact:
Cygnus, Inc.	Burns McClellan
Cygnus Corporate Communications	E. Blair Clark (investors)
(650) 369-4300	Justin Jackson (media)
www.cygn.com	(212) 213-0006

FOR IMMEDIATE RELEASE

Cygnus Amends Convertible Debentures

To Add a Fixed Minimum Conversion Price

Redwood City, CA—December 11, 2002 — Cygnus, Inc. (Nasdaq: CYGN) today announced it has amended its Convertible Debentures. The previously amended Convertible Debentures provided for converting the debentures into common stock at a slight premium to the market price with a $3.50 minimum conversion price until December 31, 2002 and a $2.00 minimum conversion price from January 1, 2003 to March 31, 2003, and thereafter there was no fixed minimum conversion price. The new amendment to the Convertible Debentures establishes a fixed minimum conversion price ($1.054) for the full term of the debentures, which ensures compliance with certain Nasdaq listing requirements. In conjunction with the previous amendments to the Convertible Debentures, the Company entered into a Security Agreement to grant a security interest in certain of its assets to the debenture holders.

“Establishing a fixed minimum conversion price, we believe, is in the best interests of the shareholders, because it provides more predictability to our capital structure,” stated John C Hodgman, President, Chairman and Chief Executive Officer of Cygnus, Inc.

On November 21, 2002 the Company had an oral hearing to appeal the potential delisting of its stock from the Nasdaq National Market based on the minimum stock price and minimum market capitalization requirements. If the Company’s appeal is unsuccessful, the Company intends to apply to transfer its common stock to the Nasdaq SmallCap Market. The Company currently meets the Nasdaq SmallCap Market’s maintenance criteria. The Company expects to receive the Panel’s decision within 30 days of the hearing.

About Cygnus, Inc.

Cygnus (www.cygn.com) develops, manufactures and commercializes new and improved glucose-monitoring devices. The Company’s products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes. The GlucoWatch® Biographer was Cygnus’ first approved product. The device and its second-generation model are the only products approved by the FDA that provide frequent, automatic and non-invasive measurement of glucose levels. Cygnus believes its products represent the most significant commercialized technological advancement in self-monitoring of glucose levels since the advent of “finger-stick” blood glucose measurement approximately 20 years ago. The Biographer is not intended to replace the common “finger-stick” testing method, but is indicated as an adjunctive device to supplement blood glucose testing to provide more complete, ongoing information about glucose levels.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about Cygnus’ plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about Cygnus’ ability to manufacture and scale-up commercially the GlucoWatch® G2™ Biographer, Cygnus’ plans for commercialization alliances, Cygnus’ ability to achieve market acceptance of the GlucoWatch G2 Biographer, and Cygnus’ plans for enhancements and possible manufacturing changes through the regulatory process. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continues,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Cygnus refers you to the documents Cygnus files from time to time with the Securities and Exchange Commission, including Cygnus’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause Cygnus’ actual results to differ from Cygnus’ current expectations and any forward-looking statements contained in this news release. NOTE: “GlucoWatch” is a registered trademark and “G2” is a trademark of Cygnus, Inc.

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